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                                                                      EXHIBIT 11


                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)



Pro forma data: *

Net income as reported                                 $1,481,613         $1,100,315         $2,596,373         $1,779,328
Pro forma income tax expense                              592,645            440,126          1,038,549            711,731
                                                       ----------         ----------         ----------         ----------
Pro forma net income                                   $  888,968         $  660,189         $1,557,824         $1,067,597
                                                       ==========         ==========         ==========         ==========


Pro forma basic earnings per share                     $     0.18         $     0.16         $     0.35         $     0.26
                                                       ==========         ==========         ==========         ==========
Pro forma diluted earnings per share                   $     0.18         $     0.16         $     0.35         $     0.26
                                                       ==========         ==========         ==========         ==========

Pro forma weighted average shares outstanding:

        Basic                                           4,825,275          4,100,000          4,464,641          4,100,000
                                                       ==========         ==========         ==========         ==========
        Diluted                                         4,827,623          4,100,000          4,466,989          4,100,000
                                                       ==========         ==========         ==========         ==========




* Reference note 2 for additional calculations.